EXHIBIT 99.1

                Dr. Michael Russak Joins XsunX Board of Directors

ALISO VIEJO, Calif., November 28, 2007 ----XsunX, Inc. (OTC BB:XSNX), a solar technology company engaged in the build-out of its multi-megawatt thin film photovoltaic (TFPV) solar module manufacturing facilities, announced today that Dr. Michael Russak has accepted his nomination to the Company's Board of Directors.

Dr. Russak's business and scientific expertise provides XsunX with nearly thirty five years of successful industrial commercialization experience in the areas of thin film materials and devices for use in magnetic recording, photovoltaics, solar thermal applications, and semiconductor devices. His experience includes over twelve years of executive management of public companies with six years as President and Chief Technical Officer for Komag, Inc. where he was responsible for development of overall corporate business and technical direction. During his tenure with Komag, Inc., Dr. Russak helped guide the company to a tripling of its production, achieve record profitability, and grow revenues from approximately $200 million in 2001 at the start of his tenure to approximately $900 million upon his retirement in 2006.

"Mike is currently a member of the XsunX Scientific Advisory Board and we've had an opportunity to benefit from his participation and insight," stated Mr. Tom Djokovich, XsunX's CEO. "As we have worked with Mike, it became very apparent that his addition to our Board of Directors would allow us to add the benefits of his extensive business management and product commercialization experience to help guide our Company. I am looking forward to working with Mike and our other directors to help execute our solar module manufacturing plans," concluded Mr. Djokovich.

About XsunX
Based in Aliso Viejo, Calif., XsunX is developing and commercializing new amorphous silicon thin film photovoltaic (TFPV) solar cell technologies and manufacturing processes to service expanding global energy demands. The Company has initiated plans to build a multi-megawatt TFPV solar module production facility in the United States to meet the growing demand for solar cell products used in large scale commercial projects, utility power fields, and other on-grid applications. Employing a phased roll out of production capacity, XsunX plans to grow its manufacturing capacities to over 100 megawatts.

Contact:
XsunX, Inc. Investor Relations
Tel: (888) 797-4527
Web site: www.XsunX.com


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Safe  Harbor  Statement:   Matters  discussed  in  this  press  release  contain
forward-looking   statements  within  the  meaning  of  the  Private  Securities
Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar
expressions   identify  such   forward-looking   statements.   Actual   results,
performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These

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forward-looking  statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.